CIB MARINE BANCSHARES, INC.
COMPLETES SALE OF CHICAGO BANKING SUBSIDIARY
TO FIRST BANKS, INC. OF ST. LOUIS

PEWAUKEE, WI, November 30, 2004 – CIB Marine Bancshares, Inc. (“CIB Marine”) announced today that it has completed the previously announced sale of its Chicago-area banking subsidiary, CIB Bank, Hillside, Illinois (“CIB Bank—Chicago”), to First Banks, Inc., of St. Louis, Missouri. The final sale price was $67.4 million in cash, of which $5.4 million was used by CIB Marine to repay a short-term loan from First Banks. The purpose of the loan was to fund the purchase of certain assets by CIB Marine from CIB Bank pursuant to the terms of the stock purchase agreement. A definitive agreement for the sale of CIB Bank—Chicago was announced on August 13, 2004.

CIB Bank—Chicago operated 16 branch offices in Chicago and the surrounding communities and had approximately $1.24 billion in assets and $1.14 billion in deposits as of September 30, 2004.

Stan Calderon, President and Chief Executive Officer of CIB Marine, commented, “The completion of this transaction is an important milestone that will strengthen our capital position and sharpen our strategic focus on the Company’s community bank locations in Central Illinois, Wisconsin, Indiana, Florida, Nebraska, Arizona and Nevada.”

CIB Marine Bancshares, Inc. is a multi-bank holding company with 41 banking offices in Central Illinois, Wisconsin, Indiana, Florida, Nebraska, Arizona and Nevada.

First Banks, Inc. is a privately held bank holding company headquartered in St. Louis, Missouri. At September 30, 2004, First Banks had consolidated assets of $7.57 billion and operated 151 branch banking offices in Missouri, Illinois, California and Texas.

Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Actual results could differ materially from those indicated by such statements. For information about factors that could affect actual results, please refer to the Company’s periodic reports filed with the Securities and Exchange Commission.